Exhibit 7

CONSOLIDATED STATEMENT OF CASH FLOWS	Citigroup Inc. and Subsidiaries

	Years ended December 31,
In millions of dollars	2021	2020	2019

Cash flows from operating activities of continuing operations

Net income before attribution of noncontrolling interests	$ 22,025	$ 11,087	$ 19,467

Net income attributable to noncontrolling interests	73	40	66

Citigroup’s net income	$ 21,952	$ 11,047	$ 19,401
Income (loss) from discontinued operations, net of taxes	7	(20)	(4)

Income from continuing operations—excluding noncontrolling interests	$ 21,945	$ 11,067	$ 19,405

Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations
Net loss on significant disposals(1)	700	—	—
Depreciation and amortization	3,964	3,937	3,905
Deferred income taxes	1,413	(2,333)	(610)
Provision for credit losses on loans and unfunded lending commitments	(3,891)	17,368	8,310
Realized gains from sales of investments	(665)	(1,756)	(1,474)
Impairment losses on investments and other assets	206	165	32
Change in trading account assets	43,059	(98,997)	(20,124)
Change in trading account liabilities	(6,498)	48,133	(24,411)
Change in brokerage receivables net of brokerage payables	1,412	(3,066)	(20,377)
Change in loans HFS	(3,809)	1,202	(909)
Change in other assets	(2,139)	(1,012)	4,724
Change in other liabilities	6,839	558	1,737
Other, net	(1,287)	4,113	16,955

Total adjustments	$ 39,304	$ (31,688)	$ (32,242)

Net cash provided by (used in) operating activities of continuing operations	$ 61,249	$ (20,621)	$ (12,837)

Cash flows from investing activities of continuing operations
Change in securities borrowed and purchased under agreements to resell	$ (32,576)	$ (43,390)	$ 19,362
Change in loans	(1,173)	14,249	(22,466)
Proceeds from sales and securitizations of loans	2,918	1,495	2,878
Purchases of investments	(359,158)	(334,900)	(274,491)
Proceeds from sales of investments	126,728	146,285	137,173
Proceeds from maturities of investments	142,100	124,229	119,051
Capital expenditures on premises and equipment and capitalized software	(4,119)	(3,446)	(5,336)
Proceeds from sales of premises and equipment, subsidiaries and affiliates and repossessed assets	190	50	259
Other, net	185	116	196

Net cash used in investing activities of continuing operations	$(124,905)	$ (95,312)	$ (23,374)

Cash flows from financing activities of continuing operations
Dividends paid	$ (5,198)	$ (5,352)	$ (5,447)
Issuance of preferred stock	3,300	2,995	1,496
Redemption of preferred stock	(3,785)	(1,500)	(1,980)
Treasury stock acquired	(7,601)	(2,925)	(17,571)
Stock tendered for payment of withholding taxes	(337)	(411)	(364)
Change in securities loaned and sold under agreements to repurchase	(8,240)	33,186	(11,429)
Issuance of long-term debt	70,658	76,458	59,134
Payments and redemptions of long-term debt	(74,950)	(63,402)	(51,029)
Change in deposits	44,966	210,081	57,420
Change in short-term borrowings	(1,541)	(15,535)	12,703

Statement continues on the next page.

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CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)	Citigroup Inc. and Subsidiaries

	Years ended December 31,
In millions of dollars	2021	2020	2019

Net cash provided by financing activities of continuing operations	$ 17,272	$ 233,595	$ 42,933

Effect of exchange rate changes on cash and due from banks	$ (1,198)	$ (1,966)	$ (908)

Change in cash, due from banks and deposits with banks	(47,582)	115,696	5,814
Cash, due from banks and deposits with banks at beginning of year	309,615	193,919	188,105

Cash, due from banks and deposits with banks at end of year	$ 262,033	$ 309,615	$ 193,919

Cash and due from banks (including segregated cash and other deposits)	$ 27,515	$ 26,349	$ 23,967
Deposits with banks, net of allowance	234,518	283,266	169,952

Cash, due from banks and deposits with banks at end of year	$ 262,033	$ 309,615	$ 193,919

Supplemental disclosure of cash flow information for continuing operations
Cash paid during the year for income taxes	$ 4,028	$ 4,797	$ 4,888
Cash paid during the year for interest	7,143	12,094	27,901

Non-cash investing activities(1)(2)
Decrease in net loans associated with significant disposals reclassified to HFS	$ 9,945	$ —	$ —
Transfers to loans HFS (Other assets) from loans	7,414	2,614	5,500

Non-cash financing activities(1)
Decrease in long-term debt associated with significant disposals reclassified to HFS	$ 479	$ —	$ —
Decrease in deposits associated with significant disposals reclassified to HFS	8,407	—	—

(1)	See Note 2 to the Consolidated Financial Statements for further information on significant disposals.
(2)

Operating and finance lease right-of-use assets and lease liabilities represent non-cash investing and financing activities, respectively, and are not included in the non-cash investing activities presented here. See Note 26 to the Consolidated Financial Statements for more information and balances.

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

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